Exhibit 4.31

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 17, 2020, is by and among STX Filmworks, Inc., a Delaware corporation (“STX”), and the Persons set forth on Schedule I attached hereto (each, a “Shareholder”).

WHEREAS, each Shareholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of A ordinary shares, £0.30 par value, and B ordinary shares, £0.30 par value (collectively, the “Shares”), of Eros International Plc, a company limited by shares incorporated under the laws of the Isle of Man (“Eros”), in each case, as set forth opposite the name of such Shareholder on Schedule I hereto (the “Owned Eros Shares”);

WHEREAS, STX and Eros have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of England Merger Corp., a Delaware corporation and indirect wholly owned subsidiary of Eros (“Merger Sub”) with and into STX with STX as the surviving company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of STX to enter into the Merger Agreement and as an inducement and in consideration therefor, STX has required that each Shareholder, and each Shareholder has (solely in such Shareholder’s capacity as a beneficial owner of such Shareholder’s Securities and/or other Equity Interests in Eros) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.         Representations and Warranties of Shareholder. Each Shareholder hereby severally and not jointly represents and warrants to STX as follows:

(a)	Such Shareholder (i) is the beneficial owner of the Owned Eros Shares (together with any additional Shares or other voting securities of Eros of which such Shareholder may be deemed to have legal and/or beneficial ownership as of the date hereof or acquires legal and/or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, which such Shareholder may acquire at any time in the future during the term of this Agreement, such “Shareholder’s Securities”) set forth opposite such Shareholder’s name on Schedule I to this Agreement, free and clear of liens other than as created by this Agreement and (ii) as of the date hereof, except for the Owned Eros Shares, neither holds nor has any beneficial ownership interest in any other shares of Eros’s capital stock or any option, warrant, right or other voting securities convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”). Such Shareholder has either sole power or shared power solely with another Shareholder party to this Agreement to (i) vote, dispose or direct the voting and disposition, (ii) demand or direct the demand for appraisal rights and (iii) agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Securities, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Shareholder’s Securities are not subject to any voting trust agreement or other Contract or agreement to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of such Shareholder’s Securities. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of such Shareholder’s Securities, except as contemplated by this Agreement.

(b)	Each such Shareholder which is a body corporate is duly organized/incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation/incorporation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Shareholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Shareholder which is a body corporate, the performance by such Shareholder of its obligations hereunder and the performance by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the performance by such Shareholder of the transactions contemplated hereby.
(c)	This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of STX, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.
(d)	Except for the applicable requirements of the Exchange Act, (i) and assuming compliance with the applicable provisions of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the performance by such Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder nor the performance by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of such Shareholder pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets.

(e)	There is no action, suit, investigation, complaint or other proceeding pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by STX of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(f)	Such Shareholder has received and reviewed a copy of the Merger Agreement. Such Shareholder understands and acknowledges that STX is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.
(g)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder (it being understood that arrangements of Eros or its other Affiliates shall not be deemed to be an arrangement of such Shareholder).

SECTION 2.         Representations and Warranties of STX. STX hereby represents and warrants to each Shareholder as follows:

(a)	STX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and STX has the requisite power and authority, as the case may be, to execute and deliver and perform its obligations under this Agreement and the Merger Agreement and to perform the transactions contemplated hereby and thereby, and STX has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.
(b)	This Agreement and the Merger Agreement have been duly authorized, executed and delivered by STX, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of STX, are enforceable against STX in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.
(c)	Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by STX, and the performance of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) conflict with or violate any provision of the organizational documents of STX, (ii) cause a violation, or a default, by STX of any applicable legal requirement or decree, order or judgment applicable to STX, or to which STX is subject; or (iii) conflict with, result in a breach of, or constitute a default on the part of STX under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which STX is a party or by which STX or its assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by STX or any of its obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act, any “anti-takeover” laws or the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, STX is not required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the performance of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by STX or the performance by STX of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by STX of any of its obligations under this Agreement and the Merger Agreement.

SECTION 3.         Transfer of the Shares; Other Actions.

(a)	Prior to the Termination Date (as defined below), except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, each Shareholder shall not, and shall cause each of its Subsidiaries (if applicable) not to: (i) transfer, assign, sell, gift-over, hedge, charge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of such Shareholder’s Securities, provided that nothing contained herein shall prohibit (A) the net settlement of the Shareholder’s options to purchase Eros Ordinary Shares (to pay the exercise price thereof and any tax withholding obligations), (B) the net settlement of the Shareholder’s restricted stock units (including performance-based restricted stock units, if applicable) settled in Eros Ordinary Shares (to pay any tax withholding obligations), (C) the exercise of the Shareholder’s options to purchase Eros Ordinary Shares, to the extent such options would expire prior to the Effective Time, (D) the sale of a sufficient number of Eros Ordinary Shares acquired upon exercise of the Shareholder’s options pursuant to the foregoing clause (C) or upon the settlement of the Shareholder’s restricted stock units, in each case as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by the Shareholder as a result of such exercise or settlement, (E) any Transfer where the Shareholder retains sole direct and indirect voting control over such Shareholder’s Securities through the Termination Date, or (F) any Transfer to another member of the Eros Founder Group; (ii) solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of such Shareholder’s Securities; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any of such Shareholder’s Securities with respect to any matter that is in contravention of the obligations of such Shareholder under this Agreement with respect to such Shareholder’s Securities; (v) deposit any of such Shareholder’s Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any Equity Interests, including such Shareholder’s Securities, in contravention of the obligations of such Shareholder under this Agreement with respect to such Shareholder’s Securities; or (vi) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Shareholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of such Shareholder’s Securities shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder’s Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)	Prior to the Termination Date, each Shareholder shall not enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or knowingly encourage, assist, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 3.
(c)	Prior to the Termination Date, in the event that a Shareholder acquires legal or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to Eros, such Shares or voting interests shall, without further action of the parties, be deemed such Shareholder’s Securities and subject to the provisions of this Agreement, and the number of Shares held by such Shareholder set forth on Schedule I attached hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Shareholder shall promptly notify STX and Eros of any such event.

SECTION 4.         Voting of Shares.

(a)	Prior to the Termination Date, and without in any way limiting such Shareholder’s right to vote such Shareholder’s Securities in its sole discretion on any other matters unrelated to the Merger that may be submitted to a shareholder vote, consent or other approval, at every annual, special or other meeting of Eros’s shareholders called, and at every adjournment or postponement thereof, each Shareholder (in such Shareholder’s capacity as a holder of such Shareholder’s Securities) shall, or shall cause the registered holder on any applicable record date to, (i) appear at each such meeting or otherwise cause all of such Shareholder’s Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all of such Shareholder’s Securities entitled to vote (A) to the extent a vote is held on the matter, in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) the adoption and approval of the Amended Eros Articles of Association and (B) against (w) any action or agreement which would reasonably be expected to result in any of the conditions to Eros’s obligations to complete the Merger set forth in Article VI of the Merger Agreement not being fulfilled, (x) any Acquisition Proposal, (y) any change in the present capitalization or dividend policy of Eros or any amendment or other change to Eros’s articles of association, except with respect to the Amended Eros Articles of Association or if approved by STX and (z) any other change in Eros’s corporate structure or business that would require STX’s consent pursuant to Section 5.2 of the Merger Agreement, unless approved by STX.
(b)	Each Shareholder hereby agrees to, and hereby irrevocably consents, without a meeting and without prior notice, pursuant to the Companies Act 2006 and article 58 of the Eros Articles of Association, to the passing of the resolutions set forth in Exhibit B attached hereto (the “Written Resolution”), and each Shareholder will deliver such executed Written Resolution within 2 hours following the execution of the Merger Agreement, and will promptly cause a copy of such executed Written Resolution to be delivered to STX and Eros.

(c)	Notwithstanding the foregoing, each Shareholder shall retain at all times the right to vote such Shareholder’s Securities held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) or Section 4(b) that are at any time or from time to time presented for consideration to Eros’s shareholders.
(d)	The obligations set forth in this Section 4 shall apply to each Shareholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5.         Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a holder of such Shareholder’s Securities and/or other Equity Interests in Eros and not in such Shareholder’s or any partner, officer, employee or Affiliate of Shareholder’s capacity as a director, officer or employee of Eros or any of its Subsidiaries or in such Shareholder’s or any partner, officer, employee or Affiliate of such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

SECTION 6.         Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

SECTION 7.         Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):
(i)	termination of the Merger Agreement in accordance with its terms;
(ii)	the Effective Time;

(iii)           subject to compliance with Section 3(a), the date on which each Shareholder ceases to own such Shareholder’s Securities and/or any other Equity Interests in Eros; or

(iv)	the mutual written consent of STX and each Shareholder.
(b)	Sections 7(b), 8 and 10 hereof shall survive the termination of this Agreement.

SECTION 8.         Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is completed.

SECTION 9.         Public Announcements. Eros and each Shareholder (in its capacity as a Shareholder of Eros and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by STX and Eros in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and only with the prior written consent of Eros and STX. Each Shareholder (i) consents to and authorizes the publication and disclosure by STX and its Affiliates, and/or by Eros, of its identity and holding of such Shareholder’s Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, and (ii) agrees promptly to give to STX or Eros, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. STX consents to and authorizes the publication and disclosure by each Shareholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 20-F, Form 6-K or other disclosure required by the SEC or other Governmental Authority to be made by any Shareholder in connection with the Merger.

SECTION 10.      Miscellaneous.

(a)              Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by electronic mail (with a written or electronic confirmation of successful transmission), to STX in accordance with Section 8.2 of the Merger Agreement and to a Shareholder at its address or e-mail address set forth on Schedule I attached hereto (or at such other address or e-mail address for a party as shall be specified by like notice).

(b)             Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)              Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(d)             Entire Agreement. This Agreement constitutes the entire understanding and agreement between or among the parties as to the matters covered herein and supersedes and replaces any prior understanding or agreement between or among the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

(e)              Contracts (Rights of Third Parties) Act 2001. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted assigns and successors, and nothing herein, express or implied, is intended to or shall create any right enforceable by any person who is not a party to it under the Contracts (Rights of Third Parties) Act 2001, but this Section 10(e) does not affect any right or remedy of a third party that exists or is available apart from that Act.

(f)              Governing Law, Jurisdiction, Process Agents.

(i)	This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man.

(ii)	Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the courts of the Isle of Man, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.
(iii)	Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 10(a) shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.
(iv)	Without prejudice to any other mode of service under any relevant law, each Shareholder irrevocably appoints IQEQ (Isle of Man) Limited of First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF as its process agent to receive and to acknowledge on its behalf service of any proceedings in the Isle of Man. If for any reason the agent named above (or its successor) no longer serves as agent of the relevant party for this purpose, such party shall promptly appoint a successor agent and notify the other parties thereof, provided that until the other parties have received such notification, the other parties shall be entitled to treat the agent named above as the agent of the relevant party for the purposes of this Section 10(f). Each party agrees that any such legal process shall be sufficiently served on it if delivered to the relevant agent for service at its address for the time being in the Isle of Man whether or not such agent gives notice thereof to such party.

(g)             Assignment. Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that STX will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any party to whom it has assigned any of its rights, interests or obligations under the Merger Agreement; provided, however, that STX may assign, in its sole discretion and without the consent of any other party, any or all of its rights and interests hereunder to one or more direct or indirect wholly-owned Subsidiaries of STX in connection with the assignment of the rights, interests and obligations of STX under the Merger Agreement to such indirect wholly-owned Subsidiaries of STX in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of STX in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of STX in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve STX of any of its obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(h)             Severability of Provisions. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i)               Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to perform this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of this Agreement and, without that right, STX would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)               Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k)             Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)               No Recourse. STX agrees that no Shareholder will be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement, provided, that, in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages). In no event shall any Shareholder have any liability hereunder with respect to another Shareholder’s representations, warranties, liabilities or obligations hereunder.

(m)            No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)             No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o)             No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in STX any direct or indirect ownership or incidence of ownership of or with respect to such Shareholder’s Securities. All rights, ownership and economic benefits of and relating to such Shareholder’s Securities shall remain vested in and belong to such Shareholder, and STX shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Eros or exercise any power or authority to direct any Shareholder in the voting of any of such Shareholder’s Securities, except as otherwise specifically provided herein.

[Signature pages follow]

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, STX and each Shareholder have caused this Agreement to be duly executed and delivered as a deed as of the date first written above.

EXECUTED and DELIVERED as a deed by STX FILMWORKS, INC. acting by:	) ) )	/s/ Noah Fogelson
Director/Authorised Signatory

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

SIGNED and DELIVERED as a DEED by KISHORE LULLA in the presence of: /s/ Rayaan Shah	) ) )	/s/ Kishore Lulla

Witness signature
Name:	Rayaan Shah
Address:	[Address]
Occupation:	Self Employed

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

SIGNED and DELIVERED as a DEED by RISHIKA LULLA SINGH in the presence of: /s/ Rayaan Shah	) ) )	/s/ Rishika Lulla Singh

Witness signature
Name:	Rayaan Shah
Address:	[Address]
Occupation:	Self Employed

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

EXECUTED and DELIVERED as a deed by BEECH INVESTMENTS LIMITED acting by:	) ) )	/s/ Joel Smith
Name: Joel Smith Title: Director
	) ) )	/s/ Simon Kleis
Name: Simon Kleis Title: Director

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

EXECUTED and DELIVERED as a deed by EROS VENTURES LIMITED acting by:	) ) )	By: CDS International Limited, its sole director /s/ Joel Smith
Name: Joel Smith Title: Authorised Signatory
	) ) )	/s/ Simon Kleis
Name: Simon Kleis Title: Authorised Signatory

SCHEDULE I

Name / Address / E-mail Address	Shareholder’s Securities
Kishore Lulla [Address]	317,304 A ordinary shares, £0.30 par value 9,377,037 B ordinary shares, £0.30 par value
Rishika Lulla Singh [Address]	248,083 A ordinary shares, £0.30 par value 2,476,000 B ordinary shares, £0.30 par value
Beech Investments Limited [Address]	318,818 A ordinary shares, £0.30 par value 8,046,048 B ordinary shares, £0.30 par value
Eros Ventures Limited [Address]	0 A ordinary shares, £0.30 par value 0 B ordinary shares, £0.30 par value